Exhibit 99.1

McKESSON REAFFIRMS FISCAL 2020 GUIDANCE

IRVING, Texas, December 18, 2019 — McKesson Corporation (NYSE:MCK) today reaffirmed its Adjusted Earnings per diluted share guidance of $14.00 to $14.60 for the fiscal year ending March 31, 2020.

McKesson is hosting a sell-side analyst meeting today at its corporate headquarters in Irving, Texas. A live audio webcast of the meeting will be available beginning at 12:30 PM ET. A link to the live audio webcast and the presentation materials will be available on McKesson’s Investor Relations website at http://investor.mckesson.com. An archive of the webcast and presentation materials will also be available on the website shortly after the meeting.

Cautionary Statements

The guidance contained in this press release constitutes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those in those statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the Company undertakes no obligation to publicly update forward-looking statements. It is not possible to identify all such risks and uncertainties. We encourage investors to read the important risk factors described in the Risk Factors section of the Company’s Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission. These risk factors include, but are not limited to: changes in the healthcare industry and regulatory environment; fluctuations in foreign currency exchange rates; the impact of the Change Healthcare joint venture on the company’s results of operations; the company’s ability to manage and complete divestitures and distributions; material adverse resolution of pending legal proceedings, including those related to the distribution of controlled substances; cyberattack, natural disaster, or malfunction of sophisticated internal computer systems to perform as designed; and the potential inadequacy of insurance to cover property loss or liability claims.

About McKesson Corporation

McKesson Corporation is a global leader in healthcare supply chain management solutions, retail pharmacy, healthcare technology, community oncology and specialty care. McKesson partners with life sciences companies, manufacturers, providers, pharmacies, governments and other healthcare organizations to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities to improve patient care in every setting — one product, one partner, one patient at a time. McKesson has been named a “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

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Contact:

Investors and Financial Media:

Holly Weiss

972-969-9174

Holly.Weiss@McKesson.com